Exhibit 10.1

FARM CREDIT SERVICES OF GRAND FORKS
Rural America's Natural Resource                              www.fscdirect.com
2424 32ND AVENUE SOUTH
P.O. BOX 13570
GRAND FORKS, ND 58208-3570
(701) 775-3193
1(800) 288-3982
FAX (701) 787-6659


                                 August 7, 2006


NEDAK Ethanol, LLC
Attn: Jerome Fagerland
118 East State Street
Atkinson, NE 68713

        Re:    CONDITIONAL LOAN COMMITMENT
               NEDAK ETHANOL, LLC PROJECT

Dear Jerome:

        Farm Credit Services of Grand Forks, ACA/FLCA ("Lender") is pleased to extend to NEDAK Ethanol, LLC, a Nebraska limited liability company ("Borrower") its conditional commitment to make a $46,250,000 loan (the "Loan") for the purpose of acquiring, constructing, owning, and operating an approximately 44 million gallon per year dry mill ethanol plant near Atkinson, Nebraska (the "Project"). The terms and conditions of the Loan shall be set forth in the Loan Agreement and accompanying Loan Documents to be prepared by our legal counsel and to be satisfactory in form and substance to Lender.

        The Loan Documents shall include, among other provisions, the following terms and conditions:

     I.   GENERAL TERMS AND CONDITIONS

          A. Borrower - NEDAK Ethanol, LLC, a Nebraska limited liability company.

          B. Loan Facilities - The Loan shall be comprised of a $46,250,000 non-revolving, multiple advance, construction loan facility (the "Construction Facility") available from Closing to a date that is not to exceed fourteen (14) months after Closing (the "Construction Period"). If Borrower is not in default under the Loan at the end of the Construction Period, an operating certificate has been issued, and Borrower has satisfied all other pre-identified conditions for conversion of the Construction Facility, the amount outstanding under the Loan at such time (such date being referred to herein as the "Completion Date") will convert to a term loan with a 10-year maturity at an interest rate selected by Borrower as set forth below in Section I.D (1) (the "Term Facility"). Upon satisfaction of certain conditions following conversion to the Term Facility, $10,000,000 of the Term Facility will be converted to a revolving term loan with a ten-year maturity at an interest rate as set forth below in Section I.C (1) (the "Revolving Term Facility"). Said Revolving Term Facility may be prepaid in whole or in part (minimum $500,000 principal increments) on any interest payment date upon 30 days advance written notice without prepayment premium. Interest on the Loan will be calculated on the basis of the actual number of days elapsed in a 365-day year. Notwithstanding anything to the contrary contained herein, the Loan at no time shall exceed the lesser of: (1) $46,250,000 and
               (2) 50% of Borrower's total approved Project costs.
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NEDAK Ethanol, LLC
August 7, 2006
Page 2

          C.   Construction Facility -

               (1)  Interest Rate - 30 day LIBOR plus 3.40% per annum.

               (2) Payment Schedule - Interest shall be payable monthly in arrears.

               (3)  Use of Construction Proceeds - Proceeds shall be used for:

                    (a) the cost of design and engineering for the Project, preparing the site, constructing the plant, purchasing and installing equipment, initial inventory, and start-up working capital; and

                    (b) the interest expense incurred and capitalized in accordance with Generally Accepted Accounting Principles (GAAP) during construction.

          D.   Term Facility -

               (1) Interest Rate Options - Borrower shall have the option of choosing (a) a variable rate equal to the 30-day LIBOR plus 3.40% per annum, or (b) (i) a fixed rate for five years equal to the then current yield of the 5-year rate with the Federal Home Loan Bank of Des Moines, Iowa, plus 3.40% (which currently would result in a rate of 8.98% per annum), and (ii) on the fifth (5th) anniversary of the Completion Date, a fixed rate for the next five years equal to the then current yield of the 5-year rate with the Federal Home Loan Bank of Des Moines, Iowa, plus 3.40%. The interest rate applicable to the Term Facility will be reduced by 0.25% per annum at such time as Borrower reaches, and maintains as of the next fiscal year end, 65% owners' equity (based on audited fiscal year end financial statements after reduction for any permitted annual dividend declaration), and by an additional 0.25% per annum at such time as Borrower reaches, and maintains as of the next fiscal year end, 70% owners' equity (based on fiscal year end audited financial statements after reduction for any permitted annual dividend declaration). The interest rate margin will revert to the original rate if owners' equity falls below 65% or 70% at any interim quarterly reporting period. Other interest rate options are available. Certain fixed rates may include prepayment fees.
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NEDAK Ethanol, LLC
August 7, 2006
Page 3

               (2) Payment Schedule - On the first day of the month following the Completion Date, and on the first day of each month thereafter, Borrower will provide to Lender equal, fixed payments of principal plus all accrued interest to retire the Term Facility over the ten-year period consisting of 120 monthly payments. The entire unpaid principal and interest balance under the Term Facility shall be due and payable no later than ten (10) years after the Completion Date. Accrued interest only on the Revolving Term Facility shall be payable by Borrower in consecutive monthly installments due and payable on the first day of each calendar month following the conversion of certain amounts of the Term Facility to the Revolving Term Facility.

               (3) Prepayment; Breakage Fees - The Term Facility may not be prepaid for a period of three (3) years from and after the Completion Date. Thereafter, a prepayment premium shall be due and payable by Borrower in connection with any prepayment of all or part of the Term Facility as follows:
                    1% of the prepayment amount during the fourth year following the Completion Date. Thereafter, Borrower may prepay all or part of the outstanding indebtedness under the Term Facility without premium or penalty; provided, however, if Borrower selects a fixed rate option, (a) any prepayment shall be accompanied by the amount of any breakage fees imposed upon Lender by Lender's funding source, and (b) a one-year additional prepayment lockout may apply at the time of the first re-pricing set forth above in Section I.D (1)(b)(i). Any prepayment permitted shall be made on a scheduled monthly payment date upon 60 days' advance written notice.

          E. Collateral - The Loan shall be secured by a first and prior lien against the real property comprising the Project running in favor of Lender, by a first priority security interest on all personal property which is a part of or related to the Project, by the debt service reserve described above, by a collateral assignment of all management contracts, all supply contracts, all off-take contracts (including all contracts relating to marketing and sales), all railroad, trucking and other transportation contracts, all power contracts, the construction contract (and significant subcontracts) relating to the Project, any design and/or technology license agreements relating to the Project, all permits and other approvals, and all other material contracts of Borrower (together with the consent to such collateral assignments by all third parties to such contracts and agreements), by a collateral assignment of the State of Nebraska Sales Tax Rebate and any Federal and/or State incentive payments, and by such other collateral assignments, security interests and documents as may be deemed necessary by Lender. The foregoing list of contracts, permits approvals and other documents are collectively called the "Project Documents".
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NEDAK Ethanol, LLC
August 7, 2006
Page 4

          F. Closing - The closing for the Loan shall be no later than September 30, 2006, unless otherwise agreed by Lender and Borrower (the "Closing").

          G. Closing Conditions - All conditions precedent to the funding of the Construction Facility set forth in the Loan Agreement and other Loan Documents shall be satisfied by Borrower on or before the Closing.

          H. Fees - Borrower will pay to Lender the fees set forth in the fee letter dated the date hereof (the "Fee Letter"). In addition, Borrower will pay Lender a quarterly fee in arrears equal to 0.25% of the unused portion of the revolving commitment during the term of the Revolving Term Facility. All fees, including the portion of the fees paid upon acceptance of this Commitment Letter, shall be considered fully earned by the Lender when received.

          I. Debt Service Reserve - Borrower shall fund a debt service reserve in the minimum amount of $2,400,000 which may be drawn upon by Lender at any time Borrower fails to make any required interest payment or scheduled debt service payment when due, including at any time that net operating income from the Project in insufficient to make scheduled debt service payments on any Loan. The Borrower, prior to making any distributions or dividend payments to any members, shall promptly replenish any drawing on the debt service reserve. Lender acknowledges that Borrower may elect to satisfy the debt service reserve requirement by applying the anticipated State of Nebraska Sales Tax Rebate (expected to be equal to $2,400,000) against the revolving commitment availability such that the Revolving Term Facility would be reduced by $2,400,000, i.e., from $10,000,000 to $7,600,000.

II.  PRE-CLOSING REQUIREMENTS

          Upon acceptance of this Commitment by Borrower, Borrower shall submit to Lender as soon as practical, but in no event later than ten (10) days prior to Closing, each of the following, in form and substance acceptable to Lender:
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NEDAK Ethanol, LLC
August 7, 2006
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          A.   Title Insurance - A title insurance commitment to insure the lien of Lender's first mortgage, in all respects acceptable to Lender's legal counsel and specifically, but without limitation, waiving the standard exceptions to title insurance relating to matters of survey, mechanic's liens, and parties in possession.

          B. Survey - Three (3) copies of a current, certified survey of the Project prepared in a manner acceptable to Lender, its counsel, and the title insurer.

          C.   Insurance - Insurance containing the following coverages:

               (1) Borrower shall keep the buildings, structures, fixtures, personal property, and other improvements now existing or hereafter erected or placed on the Project insured against loss by fire, perils of extended coverage, and such other hazards, casualties, and contingencies as required by Lender in an amount at least equal to the unpaid indebtedness secured by the mortgage outstanding at any given time. The policies shall include "all risk" coverage, and shall be satisfactory in form and substance to Lender. All insurance shall be carried with companies approved by Lender, and the policies and renewals thereof shall (i) contain a waiver of defense based on co-insurance (ii) be assigned and pledged to Lender as additional security, and (iii) have attached thereto standard mortgagee and loss payee clauses in form acceptable to Lender.

               (2) If steam boilers or similar equipment for the generation of steam are located in, on or about the Project, Borrower shall maintain insurance against loss or damage by explosion, rupture or bursting of such equipment and appurtenances thereto, without a co-insurance clause, in an amount satisfactory to Lender, and containing a standard mortgagee clause in form acceptable to Lender.

               (3) If the Project or any part thereof is located in a flood hazard area for which flood insurance is available, Borrower shall maintain flood insurance insuring the existing and contemplated improvements on the Project to the maximum limit of coverage made available, or in such lesser amount as Lender may in writing consent, and containing standard mortgagee and loss payee clauses in form acceptable to Lender.
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NEDAK Ethanol, LLC
August 7, 2006
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               (4)  Borrower shall maintain comprehensive general liability insurance naming Lender as an additional insured in an amount acceptable to Lender, insuring against claims arising from any accident or occurrence in or upon the Project.

               All insurance policies shall be issued by companies approved by Lender, and shall provide at least thirty (30) days notice to Lender prior to cancellation or non-renewal thereof. Borrower shall provide copies of all such insurance policies to Lender.

          D. Disbursement Schedule - Borrower's estimated schedule for disbursement of the Construction Facility proceeds.

          E. Zoning - A letter satisfactory to Lender from appropriate governmental offices regarding zoning, building code, ordinance and all other federal, state, and local requirements for the Project. Borrower shall have obtained all applicable permits and licenses for operation of the Project, including without limitation all air quality and water quality permits, prior to the conversion of the Construction Facility to the Term Facility.

          F. Utilities - Written confirmation of availability from the suppliers of water, storm, and sanitary sewer, gas, electric, and telephone utilities for the Project.

          G. UCC - UCC security interest searches from the appropriate office in Holt County, Nebraska and from the office of the Secretary of State of Nebraska, covering Borrower.

          H. Organizational Documents - A copy of Borrower's organizational and governance documents certified by the Nebraska Secretary of State or Borrower's secretary, as applicable, together with evidence, reasonably satisfactory to Lender, that Borrower has complied with all necessary filing requirements to permit Borrower to do business in the State of Nebraska, and evidence, reasonably satisfactory to Lender, that Borrower has complied with such documents in executing this Commitment and the documents referred to herein.

          I. Equity - Lender shall be satisfied in its reasonable discretion with the equity and capital structure of Borrower (including subordinated debt, tax increment financing and any other sources of funds) and that all applicable laws have been complied with in raising such equity.
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NEDAK Ethanol, LLC
August 7, 2006
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          J.   Project Documents - Copies of all Project Documents (to the
               extent the same exist pre-closing), all of which Project Documents shall be in form and substance reasonably acceptable to Lender; provided however, that copies of all final, executed Project Documents shall be delivered to Lender prior to the first advance of Loan proceeds.

          K. Other - Such other agreements, documents, and exhibits, without limitation, which Lender may require to assure compliance with the requirements of this Commitment.

III.   CLOSING DOCUMENTATION

          A.   Loan Documents -

               The following documents (the "Loan Documents") will be prepared by Lender's counsel in accordance with the terms of this Commitment. The parties shall execute the same and/or cause the same to be executed at Closing:

               (1) A note in an original principal amount not to exceed $46,250,000.

               (2) A first mortgage upon fee title to the real property comprising the Project.

               (3) A general assignment of all leases of, rents from, and funds associated with the operation of the Project.

               (4) A security agreement evidencing a first security interest in all fixtures, equipment, and other personal property owned by Borrower located upon the Project or used or usable in connection with the development, operation and/or maintenance of the Project, and appropriate financing statements.

               (5) An assignment of the plans and specifications and an assignment of the Project architect's agreement, along with written acknowledgment from the Project architect authorizing Lender to rely on and utilize the Plans and agreement without additional charge, and further confirming to Lender that, in the event of default, the Project architect will cooperate with Lender regarding the completion of the Project.

               (6) An assignment of Borrower's general construction contract for the Project and an agreement from the general contractor to honor and perform the same for Lender in the event of default.
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NEDAK Ethanol, LLC
August 7, 2006
Page 8

               (7) A loan agreement containing such representations, warranties, covenants, conditions, events of default, and such other provisions as are customary and satisfactory to Lender.

               (8) A disbursing agreement with the title company detailing the terms, conditions, and procedures for disbursing amounts under the Construction Facility.

               (9) The collateral assignments and consents described above in paragraph I.E.

               (10) Such other documents, licenses, permits, and items as Lender may require.

               Lender may designate which of the Loan Documents are to be placed of record and the offices in which the same are to be recorded. Borrower shall pay all documentary, recording, and/or registration taxes and/or fees upon the Loan Documents.

          B.   Other Documents and Requirements -

               The following further requirements shall be satisfied prior to
               Closing:

               (1) Borrower shall deliver an ALTA mortgagee's policy of title insurance fully acceptable to Lender dated as of Closing and issued in accordance with the title insurance commitment approved by Lender.

               (2) Borrower shall deliver an opinion from outside counsel for Borrower confirming compliance with the legal requirements of the laws of Nebraska and confirming such other matters as Lender's counsel may deem necessary.

               (3) Borrower shall deliver such other affidavits, statements, certificates, and forms from Borrower or third parties as may be required by Lender's counsel.

               (4) All toxic or hazardous substances, hazardous wastes, pollutants or contaminants, including petroleum products, polychlorinated biphenyls and urea-formaldehyde, all as defined in any applicable state, local or federal statute, ordinance, code or regulation (collectively, "Substances") shall be manufactured, stored and/or used by Borrower in strict compliance with all applicable laws.
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NEDAK Ethanol, LLC
August 7, 2006
Page 9

               (5) Lender shall be provided with evidence satisfactory to Lender indicating that there are not presently any Substances on, about or beneath the surface of the real property comprising the Project. In furtherance and not in limitation of the foregoing, Borrower shall deliver a Phase One environmental assessment report to Lender prepared by a qualified certified testing laboratory acceptable to Lender. If such Phase One report indicates a likelihood of the presence of any such Substances, Lender, in its sole discretion, may require further tests and findings of the real property comprising the Project to perform such additional inspections, tests or borings. Borrower shall be responsible for removing or causing to be removed prior to Closing any and all Substances discovered on the real property comprising the Project. Borrower shall be responsible for all costs and expenses in connection with the performance of the foregoing tests, the preparation of the report and the removal of any Substances from the real property comprising the Project.

               (6) The loan documentation shall provide and Borrower shall agree that if Lender determines at any time that asbestos containing materials exist on the real property comprising the Project and present a health hazard, or removal or containment of the asbestos containing materials or any other Substances from the real property comprising the Project is required by applicable governmental or regulatory authorities or pursuant to applicable laws or regulations, Lender may, in its sole discretion, require the removal or containment of such asbestos containing materials or any other Substances at Borrower's expense.

               (7) There shall be at the time of Closing no action, proceeding or investigation pending or threatened (or any basis therefore) which involves the real property comprising the Project or which might materially adversely affect the condition, business or prospects of Borrower or any of Borrower's properties or assets, or which might adversely affect Borrower's ability to perform the obligations under the Loan documentation.

               (8) On or prior to Closing, Borrower shall have obtained in a manner satisfactory to Lender equity funds (or unequivocal binding commitments therefor in form and substance satisfactory to Lender in its sole discretion) in a minimum amount of $46,250,000 (a portion of which may also include tax increment financing and subordinated or mezzanine debt on terms acceptable to Lender) which shall serve as a part of Borrower's equity funds for the Project. All such funds

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NEDAK Ethanol, LLC
August 7, 2006
Page 10

                    must be paid into the Project prior to any disbursements of the Loan from Lender. Terms of subordinate debt will generally be acceptable to Lender if such debt (i) is unsecured, (ii) accrues interest at a rate of 12% or less,
                    (iii) does not require accrued interest payments until the date the Project commences operations, and then only with senior debt covenant compliance, (vii) does not require principal repayment until one year from the date the Project commences operations, and then only with senior debt covenant compliance, and (viii) is subject to a full and complete standstill, subordination and/or intercreditor agreement acceptable to Lender. Notwithstanding the foregoing, Borrower's equity funds must equal or exceed 50% of the total costs of the Project.

               (9) The Loan Documents shall contain financial covenants as follows:

                    (a) Working Capital: Borrower must have working capital of at least (x) $5,000,000 at the end of the first fiscal year of operations, which includes the year construction of the Project is completed, and (y) $6,000,000 at the end of the second fiscal year of operations, and thereafter. In calculating working capital, Borrower may include the un-advanced portion of the Revolving Term Facility less the debt service reserve.

                    (b) Current Ratio: Borrower will maintain at the end of the first fiscal year of operations, which includes the year construction of the Project is completed, and thereafter, a ratio of current assets to current liabilities of not less than 1.20:1.00. Borrower may include in the current ratio computation the un-advanced portion of the Revolving Term Facility less the debt service reserve.

                    (c) Owner's Equity Ratio: Borrower must have a minimum owner's equity ratio (together with any subordinated debt approved by Lender) defined as owner's equity plus approved subordinated debt divided by total assets expressed as a percent of total assets of 50% at the end of the first fiscal year of operations, which includes the year construction of the Project is completed.
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                    (d)  Minimum Net Worth: Borrower must have a minimum
                         tangible net worth (together with any subordinated debt approved by Lender) of $41,000,000 at the end of the first fiscal year of operations, which includes the year construction of the Project is completed.

                    (e) Fixed Charge Coverage Ratio: A minimum fixed charge coverage ratio (earnings before interest, taxes, depreciation and amortization, DIVIDED BY the sum of interest, mandatory debt payments, cash taxes, non-financed capital expenditures, and equity distributions) of 1.25:1.00 prior to payment of any distributions or dividends, and 1.00:1.00 (taking into account such distribution and dividend payments), after the first fiscal year of operations, which includes the year construction of the Project is completed, and thereafter. For purposes of determining the fixed charge coverage ratio, non-financed capital expenditures shall be the lesser of $500,000 or the actual amount of non-financed capital expenditures for any year.

                    (f) Without the prior consent of Lender, capital expenditures shall not exceed $500,000 in any fiscal year of Borrower following completion of the Project.

                    (g) Without the prior consent of Lender, annual distributions to the owners of Borrower shall not exceed 65% of Borrower's "Net Available Cash" in the first fiscal year of operations, which includes the year construction of the Project is completed, and all years thereafter. When owner's equity of 75% is reached and maintained, then annual distributions to owners of Borrower shall be unlimited, provided Borrower complies with all covenants of the Loan Documents. Should owner's equity decline below 75%, then the distribution restriction of 65% of Borrower's Net Available Cash shall be reinstated. No distributions may be made if Borrower is (or would be) in default under the Loan Documents either prior to or after such distributions. In that regard, no distributions shall be made except out of Net Available Cash which is defined to be cash

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Page 12

                         flow that is available after application of all cash flows from Project operations to the following items in the order of priority listed: (i) all fees and scheduled debt service on the Loan; (ii) scheduled debt service permitted to be paid on subordinated debt;
                         (iii) replenishment of any draws taken from the debt service reserve; (iv) payment of capital expenditures;
                         (v) payment to Borrower's members of an amount equal to such members' estimated tax obligations on taxable earnings of Borrower; and (vi) required Cash Flow Sweep payments to the extent applicable as described in
                         Section III.B (9)(h) below. All such distributions based on any fiscal year shall be allowable based upon the Borrower's audited financial statement for such fiscal year, and must be approved by Borrower's board of managers within 120 days of fiscal year end and such approval must state the fiscal period that the dividends will be paid from.

                    (h) On an annual basis after receipt of the Borrower's audited financial statement, and after payment of the items listed in clauses (i) through (v) in Section III.B (9)(g) immediately above, an amount equal to forty percent (40%) of the remaining cash flow from the Project operations shall be swept ("Cash Flow Sweep") and applied to reduce the principal balance on the Loan (without prepayment premium). At such time as owner equity reaches and continuously is maintained at a minimum level of fifty percent (50%) (as reflected on the audited financial statement and calculated as "total assets minus total liabilities/total assets"), the required Cash Flow Sweep shall be suspended. Should owner's equity decline below 50%, then Lender shall have the right to reinstate the Cash Flow Sweep.

                    (i) Subordinated debt of up to an aggregate amount of $500,000 will be permitted on terms and conditions acceptable to Lender.

                    (j) Payments received by Borrower arising from the Commodity Credit Corporation program ("CCC Payments"), other Federal programs, or the Nebraska State Incentives programs will be immediately paid to Lender and applied to reduce the principal balance of the Loan (without prepayment premium).
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Page 13

                    (k) If Borrower elects to expand the Project the Lender will consider providing additional debt for such expansion, and provided Borrower is not in default, Borrower would be permitted to use a portion of its retained earnings (as reflected on its then current audited financial statement) to be agreed upon by Lender and Borrower at the time, for equity purposes for such expansion. Such expansion may be permitted so long as Borrower is in compliance with all loan covenants, member net worth following expansion would be no less than at original Closing on this Loan, and following expansion, all original applicable Loan covenants shall be maintained.

                    (10) Lender shall be reasonably satisfied with the
                         management contract or other arrangement and the manager for operation of the Project. Lender shall have completed its due diligence of Borrower, the Project, and all documents required to be delivered by Borrower hereunder, and Lender shall be satisfied in its sole discretion therewith.

IV.   OTHER TERMS AND CONDITIONS

          A. No Sale or Liens - Borrower shall not voluntarily or involuntarily cause, suffer, or permit (1) any sale or transfer of any interest of Borrower, legal or equitable, in the Project, or (2) any mortgage, deed of trust, pledge, encumbrance, or lien to be imposed or remain outstanding on the Project or the granting of any security interest therein, except as granted by the Loan Documents and the permitted encumbrances listed in the mortgage, without, in each instance, obtaining the prior written consent of Lender.

          B. Plans. No changes shall be made in the plans and specifications after the approval thereof by Lender without the prior written consent of Lender if such change would in any material way alter the design or structure of the Project, or decrease the Project cost as detailed in the sworn construction cost statement. In any event, Borrower will furnish Lender with two (2) copies of "as built" drawings upon completion of the Project. All engineers and other personnel of Borrower's general contractor shall be reasonably satisfactory to Lender, and Borrower shall provide the qualifications of such individuals to Lender for Lender's review.

          C. Engineer - If a default or event of default occurs under any of the Loan Documents, (a) Lender may retain an independent architect or engineer to review and approve the plans, soil reports, construction contracts and subcontracts, cost figures, and sworn construction cost statement; (b) Lender may request the inspecting engineer to inspect all work for which payment is requested and all other work upon the Project, review all draw requests, and approve such work and draw requests prior to each disbursement of Loan proceeds; and (c) neither Borrower nor any third party shall have the right for any purpose to use or rely upon the reports of the inspecting architect or engineer, whether they are made prior to or subsequent to the commencement of construction of the improvements.
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August 7, 2006
Page 14

          D. Costs - Borrower shall pay within 10 days after request all attorneys' fees, including, without limitation, fees of Lender's counsel, as well as all fees, costs and expenses of the inspecting architect or engineer for the Project and other experts and consultants engaged by Lender in its due diligence process, underwriting costs and expenses, appraisal costs, title and survey costs, the costs of any third party reports and searches, and all other costs and expenses incurred by or on behalf of Lender in connection with the issuance of the Proposal Letter dated June 6, 2006, this Commitment, preparation of the Loan Documents, and the making, closing, repayment, administration, enforcement, and/or transfer of the Loan, whether or not the Loan closes.

          E. Additional Information - Borrower shall furnish promptly such additional information as shall be requested by Lender, including, but not limited to, quarterly compliance certificates (in form and substance acceptable to Lender) and interim financial statements within forty-five (45) days of the end of each quarterly period and audited financial statements for Borrower within one hundred twenty (120) days following the end of each fiscal year thereof. Also, within one hundred twenty
               (120) days following the end of each fiscal year thereof, Borrower will supply an annual budget and business plan for the next fiscal year. In addition, for the first year of operation, Borrower will furnish to Lender monthly interim production reports within 10 days after each month-end. Borrower represents that all financial information heretofore furnished to Lender, and to be furnished to Lender, is and will be accurate and not misleading in any respect.

          F. Disbursement - Disbursement of the Loan proceeds shall be made in accordance with Lender's form of disbursing agreement, and in a manner which will always preserve the first lien status of the mortgage. With respect to any draws under the Construction Facility for payment of amounts owed under construction contracts, disbursements shall also be subject to a retainage in an amount equal to or at least 10% of each draw until such time as the Project is 50% completed. Retainages required for subcontracts will be released upon certification to Lender by the project architect that the work described in such subcontract has been completed.
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NEDAK Ethanol, LLC
August 7, 2006
Page 15

          G. No Assignment - Without the prior written consent of Lender, Borrower's rights under this Commitment may not be assigned. This Commitment sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings with respect thereto, except that all representations made by Borrower to Lender with respect to the subject matter hereof shall survive this Commitment. No modification or waiver of any provision of this Commitment shall be effective unless set forth in writing and signed by the parties hereto.

          H. Participations - Lender may arrange for other lenders to purchase or to participate with Lender in the Loan, and Lender shall be entitled to retain any compensation received from any such other lender. Lender's obligation to close the Loan and/or advance any amounts under the Loan is expressly conditioned upon Lender's receipt of participations in the Loan in such amounts as are satisfactory to Lender in its sole discretion.

          I. Funding Bank - Lender's obligation to close the Loan and/or advance any amounts under the Loan is expressly conditioned upon the approval of Lender's funding bank (AgriBank), if such approval is required of Lender.

          J. Choice of Law - Except to the extent otherwise provided in the Loan Documents, the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of North Dakota.

          K. Expiration of Commitment - This Commitment shall expire and be null and void on August 7, 2006, unless Lender receives an accepted copy of this Commitment prior to said expiration date.

          L. Signs - Lender may, if it so desires, place a sign or signs of reasonable size on the land indicating that Lender is providing financing for the Project.

          M. Early Start - As an express condition to the Closing, and prior to the record date of Lender's Loan Documents, appropriate title insurance coverage (including appropriate early-start coverage) as required by Lender in favor of Lender, its successors, participants and their respective assigns, shall be in place, and no mechanics lien or other encumbrance shall have been filed or exist against the real estate comprising the Project as a result of:

               (1)  work on or construction of the Project;

               (2) materials delivered to the land for use or construction thereon;
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NEDAK Ethanol, LLC
August 7, 2006
Page 16

               (3) the filing of a construction contract or any memorandum thereof for record; or

               (4) the filing of an affidavit or other evidence of any oral agreement for the construction of any improvements, performance of labor, furnishing of materials, or providing of specially fabricated materials in connection with the Project.

          N. Borrower's Full Compliance - Lender's obligation to make the Loan is conditioned upon Borrower's performance of each and every obligation and covenant and the accuracy of each representation and warranty contained in this letter, and Lender's obligations hereunder may, at Lender's option, be terminated, whether or not this offer to lend has been accepted by Borrower, by written notice to Borrower at the above address if (1) there is any material adverse change in the security for the Loan or in Borrower, (2) any information, representation or warranty furnished to Lender in connection with the Loan shall have contained at the time made or furnished or at any time thereafter any untrue statement or at any such time shall have omitted to state any fact necessary to make the application or any such information, representation or warranty not materially misleading, (3) Borrower fails to deliver properly executed Loan Documents, or perform any of the terms, conditions or agreements of this offer to lend, (4) in the reasonable judgment of Lender any condition contained herein or in the Loan Documents cannot be fulfilled by Closing, (5) a petition in bankruptcy or insolvency is filed by or against Borrower or an assignment for the benefit of creditors is made by Borrower which is not withdrawn or dismissed, cancelled and/or terminated within sixty (60) days after the filing of the same or entry into the same, or (6) the Project, or any part thereof, shall be taken by condemnation or shall be materially damaged by fine or other casualty.

          O. Default - Upon the occurrence of a default under any Loan Document, and not remedied by Borrower within the allowable cure period, Lender shall have the right to declare the entire unpaid principal balance of and all unpaid accrued interest on the Loan to be immediately due and payable.

          P. Advances - Lender shall not be required to make any advances or authorize any disbursements of Loan proceeds until the conditions and requirements set forth in this Commitment have all been completed and fulfilled to the satisfaction of Lender. However, Lender may make advances and authorize disbursements prior to completion and fulfillment of any or all of such conditions and requirements, without waiving its right to require such completion and fulfillment before additional advances are made or additional disbursements are authorized.
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NEDAK Ethanol, LLC
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Page 17

          Q. Survival of Warranties and Agreements - All of the representations, warranties and agreements made herein, in any application for the Loan, or in connection with the Loan shall survive the Closing and inure to the benefit of Lender, its successors and assigns.

          R. Right to Inspect - As long as this offer to lend, or any Loan pursuant thereto, is in force and effect, Lender shall have the right at all reasonable times to inspect the Project.

          S. Notices - Borrower shall provide immediate written notice to Lender of any adverse developments with respect to the construction and/or operation of the Project.

          T. Depositary - First Dakota National Bank of Yankton South Dakota ("First Dakota"), shall be appointed the depositary banking institution for handling all depositary relationships with Borrower for the benefit of Lender, unless Lender and First Dakota shall agree otherwise in writing.

        This Commitment and the Fee Letter constitute the entire agreement between Lender and Borrower and supersede all prior and current understandings and agreements whether oral or written. Any changes to this Commitment or the Fee Letter must be in writing signed by both parties hereto.


               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK;
                       SIGNATURES ARE ON FOLLOWING PAGE.]


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NEDAK Ethanol, LLC
August 7, 2006
Page 18


                                LENDER:

                                FARM CREDIT SERVICES OF GRAND FORKS, ACA/FLCA


                                By: /s/ Robert Ellerbusch
                                     ------------------------------
                                        Robert Ellerbusch
                                Title:  Assistant Vice President
                                     ------------------------------




        The foregoing Commitment is hereby accepted by Borrower as of the date shown below.

Dated: August 7, 2006

                               BORROWER:

                               NEDAK ETHANOL, LLC


                               By: /s/ Jerome Fagerland
                                   --------------------------------
                                       Jerome Fagerland
                              Title:   President - Gen. Mgr.
                                   --------------------------------